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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in Registration Statement Nos. 33-70050, 33-80985, 333-32237 and 333-57754 on Form S-8 and Registration Statement No. 33-81792 and 333-117883 on Form S-3 of our reports dated March 16, 2009, relating to the financial statements and financial statement schedule of Aldila, Inc. (which report expresses an unqualified opinion) and the effectiveness of Aldila, Inc.'s internal control over financial reporting as of December 31, 2007, appearing in this Annual Report on Form 10-K of Aldila, Inc. for the years ended December 31, 2008.

/s/ Mayer Hoffman McCann P.C.

San Diego, California
March 16, 2009

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  Exhibit 23.1